EXHIBIT 10.33
****Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
SILAN-ESS COOPERATION IN VCD AGREEMENT
The Parties:

Party A:	Hangzhou Silan Microelectronics Joint-Stock Co., Ltd. ( referred to hereinafter as “Silan”)
Address: No. 4 Hang-Zhou Huang Gu Shan Road Post Code: 310012 Telephone: Facsimile:

Party B:	ESS Technology, Inc. (referred to hereinafter as “ESS”) Address: 48401 Fremont Blvd., Fremont, California 94538, U.S.A Telephone: Facsimile:
RECITALS

➢	ESS’ matured VCD decoding circuitry [****] has been on sale in the market for several years, and has [****] in the combined China and India VCD market;

➢	ESS owns all the intellectual property rights [****], and owns the rights to license or assign those rights in any way to a third party, and ESS has never licensed, assigned or transferred those rights in any manner to any third party;

➢	Silan has successfully developed a VCD optical servo DSP controller chipset, [****] (one set consists of two pieces), which can be coupled with ESS’ [****]circuitry;

➢	Both of the parties have cooperated in selling into VCD systems in China and India over a period of time; and

➢	Both of the parties wish to advance a mutually beneficial business relationship for the purpose of promoting their joint market share in China’s and India’s VCD market by enhancing the features and controlling the cost of their joint products.
Therefore, in consideration of the mutual benefits flowing from cooperation in future VCD products, both parties agree as follows:

1.	Goals and Transfers of Responsibility:

1.1	ESS will assign its [****] distribution contract with FE Global for VCD applications in China and India to Silan, and Silan will become responsible for managing both China and India sales and China and India sales channels with respect to the VCD backend decoding circuitry comprised ESS’ [****] (the “VCD Backend Decoding Circuitry”);

1.2	Silan shall pay [****] to ESS as a product licensing fee (“Product License Fee”) per sale [****]. For sales made by Silan or its agents in VCD applications in China or India, Silan may purchase [****]from ESS at ESS’ Manufacturing Cost (the sum of ESS’ cost of die, packaging, testing, and overhead) plus the [****].
****Confidential Treatment Requested.

1.3	The circuitry shall be under the Silan’s brand name and trademarks and the [****] once requested by Silan for new production units only. ESS shall not remark any finished goods inventory.

2.	Scope of License Authorization.
2.1          Subject to compliance by Silan of its obligations hereunder and subject to termination as provided in this Agreement, ESS hereby grants to Silan the exclusive right to market and sell the VCD Backend Decoding Circuitry to VCD customers in China and India. For purposes of clarity, ESS retains the right to sell the [****]in non-VCD applications in China and India, as well as to sell the [****] in VCD applications in countries other than China and India.
2.2          ESS authorizes Silan to market and sell the VCD Backend Decoding Circuitry under [****] during the Transition Period defined below in section 6.2.
2.3          Silan is hereby licensed to use or refer to ESS’ product specifications in connection with marketing and sales of the VCD Backend Decoding Circuitry, to the extent the specifications accurately represent such circuitry.
2.4          During the term of this Agreement, ESS will not license, assign, transfer or otherwise distribute the rights as set forth to any person or entity other than Silan.
2.5          To ensure proper processes are used during the production, quality control and sales of the [****] under this Agreement, ESS shall provide Silan the following technical documentation:
➢ The technology and quality control documentation related to the circuitry’s manufacturing, packaging and testing.

➢ An illustration of the test patterns or test vectors related to the circuitry testing and product testing.

➢ VCD firmware and corresponding software development tools needed by existing VCD applications and customers.
2.6          The parties agree that all right, title and ownership of the technical documents provided by ESS under section 2.5 of this Agreement is held by ESS, and that Silan is licensed to use such materials and the information they contain only in testing, quality control, and support of the VCD Backend Decoding Circuitry. The parties further agree that such materials are confidential and proprietary ESS information, and that Silan shall exercise no less than reasonable care to protect the confidentiality of such materials and shall not disclose or disseminate them to anyone other than Silan employees bound by confidentiality agreements with a need to know the ESS information in the performance of their job duties associated with the VCD Backend Decoding Circuitry. Upon the termination of this Agreement, Silan shall return all copies of the materials ESS provided under section 2.5, in any medium, together with any copies, extracts and derivatives thereof, to ESS.

3.	VCD Single-Chip Development
3.1          Following execution of the Agreement, Silan and ESS shall actively pursue integration of Silan’s servo processor system and ESS’ VCD backend decoding system into a single-chip (the “Single-Chip VCD”). ESS shall provide Silan with all necessary technical documentation and data for this project. Further, ESS shall provide email and telephone engineering support to complete integration. Before merging the ESS IP for the final layout, ESS shall dispatch an engineer to Silan’s headquarters to provide on-site assistance for no
****Confidential Treatment Requested.

more than [****], after receiving a written request from Silan. Overall, ESS agrees to make good faith and reasonable efforts to provide support, both in terms of technical documentation and service, to achieve complete integration of the Silan servo processor and ESS’ VCD backend decoding system.

3.2	Both parties agree to adopt the [****] for the Single-Chip VCD.

3.3	ESS shall provide the [****] process technology.

3.4	ESS shall license to Silan [****],which will be provided to Silan as soon as the agreement executed.
3.5          The only derivative work from ESS licensed technology that Silan shall be allowed to create is the Single-Chip VCD.
3.6          Silan and ESS will retain their own respective intellectual property rights in the subsystems provided individually to the Single-Chip VCD.
3.7          The Single-Chip VCD will be produced, marketed, and sold under Silan’s brand name, trademarks and a Silan label.
3.8          During the term of this Agreement, ESS will not license, assign, transfer the Technology (hereinbefore referred to) to any person or entity other than Silan.

4.	Product License Fee

4.1	Because ESS will transfer all the sales rights of the VCD Backend Decoder Circuitry to Silan, Silan shall pay ESS the product license fee in the amount of [****]— including, but not limited to, product licensing and usage fee for the brand name, trademarks, labels and IP, etc.).

4.2	When the Single-Chip VCD goes into mass production, Silan will share the unit *Gross Margin [****]. The rationale for this royalty rate includes the consideration that the Single-Chip VCD contains ESS’ VCD backend decoding features and the license granted to Silan of the [****].

[****]

[****]

4.3	Silan shall make payment to ESS for the total Product License Fees, plus any associated purchase costs as described in section 1.4, [****].

4.4	Silan shall also report to ESS on [****] the number of orders, the number of units distributed, the number of units produced, and the number of products packaged of the VCD backend Decoding Circuitry and the Single-Chip VCD.

4.5	FE Global (referred in section 5 of this Agreement) is authorized to provide an accounting of Silan’s product sales to ESS. ESS also has the right to audit Silan’s production and sales quantity of VCD Backend Decoder Circuitry and Single-Chip VCD not more than once per quarter, during business hours and upon reasonable notice to Silan. The cost of the audit shall be borne by ESS unless the audit shows that Silan has underreported its production, orders, or distribution by at least 5%, in which case the cost of the audit shall be borne by Silan.

4.6	If Silan encounters tremendous pricing pressure during Silan’s marketing and sales of the VCD Backend Decoder Circuitry (including the future Single-Chip VCD), both parties agree to meet and
****Confidential Treatment Requested.

4.7	negotiate their joint business, and if both parties agree to do so, to adjust the Product License Fee or otherwise amend or terminate this Agreement.

5.	Sales Channel Management.

5.1	The current sales [****] is as follows:
➢	FE Global now has the exclusive right of sales and distribution of [****] in the VCD market in China.

➢	FE Global retains a customer support team, and ESS also retains a VCD product technical support team.

➢	ESS has the right to set FE Global’s [****] with each individual end customer.

➢	FE Global is responsible for collecting all sums due from the end customers; the accounting cycle between ESS and FE Global is [****].

➢	ESS pays a commission to FE Global in a proportion of the sales amount.
5.2          As of the Effective Date of this Agreement, ESS will exercise its best efforts to accomplish a transfer of the FE Global relationship to Silan within a commercially reasonable time.
5.3          Except retaining very limited direct Silan customers, Silan will continue the current business model between ESS and FE Global, with FE Global’s on-going marketing and sales for the VCD products.
5.4          As of the Effective Date of this Agreement, since ESS will cease research and development, technical marketing support, and customer support with respect to the VCD Backend Decoding Circuitry, Silan will offer employment to no less than [****] ESS field application engineers who are currently supporting the [****], and who may choose to work for Silan.
6.          Transition Management
6.1     Because it will take some period of time for Silan to completely take over the sales management for the VCD Backend Decoding Circuitry and to help end customers with Silan’s servo processor system, the concept of a transition period is agreed to by the parties.
6.2          The transition period is defined as the period during which [****](the “Transition Period”).
6.3          Silan, ESS and FE Global will strive to cooperate to maximize the number of end customers using Silan’s [****] and to promote sales of the VCD Backend Decoding Circuitry.
6.4          When the parties’ Single-Chip VCD is available, Silan shall sell the Single-Chip VCD to ESS at [****]. The exact amount above Cost shall be the previous month Product License Fee as defined in Section 4.2.
****Confidential Treatment Requested.

6.5	The parties anticipate that the Transition Period will last [****] this Agreement. The Transition Period shall terminate when the sales volume of Silan’s servo controller chip circuitry has reached [****].
6.6                 After termination of the Transition Period Silan shall purchase all of ESS’ remaining inventory according to the following schedule:

6.6.1 [****] Inventory. [****] inventory shall be set at a purchase price of [****]. The current Cost of [****]is [****]. The inventory level as of 8/31/05 is 2.5 million units. After [****], the Cost of [****] new production inventory ([****]) shall be [****].
          6.6.2     [****]Inventory. Silan shall purchase all of ESS’ [****]at [****].
6.7                 During the Transition Period, ESS shall notify Silan of its sales and inventory status of [****] for the VCD market in China, on a monthly basis.
6.8                 During this Transition Period, ESS shall communicate in advance with Silan when ESS intends to place purchase orders for servo processor circuitry for the VCD market in China [****] . Silan shall have no right to object to such purchase orders from ESS.

6.9	Until Silan goes to mass production with the Single-Chip VCD and discontinues sales of the [****], Silan shall continue to buy the [****] from ESS at the purchase price of [****].

6.10	During the Transition Period, to meet market fluctuation and customer demands, both Silan and ESS shall split chipset pricing based upon [****]. The current reference [****]are [****].
7.          Term and Termination
7.1          This Agreement shall become effective as of the date when both parties have executed it (the “Effective Date”) and shall remain in full force and effect until both Parties agree in writing to terminate the agreement, or until terminated pursuant to Section 7.2.
7.2          Either party, in addition to other remedies that it may have, may at its election terminate this Agreement, effective upon written notice to the other party, in the event any of the following actions or events is committed by the other party or occurs: (1) a default or breach by the other party of any of its material obligations under this Agreement which default or breach remains uncured thirty (30) days after the non-breaching party gives written notice thereof; (2) the other party’s adjudicated bankruptcy, becoming insolvent or entering dissolution or liquidation proceedings; or (3) a petition filed by or against such other party under bankruptcy law of the nature of Chapter 7 of the United States Bankruptcy Code or similar foreign law, under corporate reorganization law or under any other law for the relief of debtors, which is consented to or is not dismissed within sixty (60) days of filing.
7.3          Upon termination of this Agreement, all authorizations and rights granted under this Agreement shall cease immediately. Notwithstanding the foregoing, the authorizations and rights granted under this Agreement shall continue for so long as it is necessary for the other party to keep such agreements:
➢ to fill all then-existing orders;

➢ to fulfill all then-outstanding maintenance and warranty obligations. Section 2.6 of this Agreement shall survive any termination of this Agreement.
****Confidential Treatment Requested.

8.            Limitation of Liability:
8.1          EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NO OTHER WARRANTIES OR REPRESENTATIONS, EITHER EXPRESSED OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE GIVEN BY EITHER PARTY UNDER THIS AGREEMENT, including but not limited to, any warranty or representation: (a) as to the validity of any patent; (b) that any manufacture, importation, sale, lease, use, or other disposition of products will be free from infringement of a third party’s intellectual property rights; (c) that either party will enforce any intellectual property rights it may have against third parties; or (d) as to the quality, merchantability, or fitness for a particular purpose of any product.
8.2          NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.
9.            Indemnification
9.1          ESS shall indemnify Silan and hold it harmless, and defend Silan from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from any action by a third party against Silan that is based on any claim that the portions of the VCD Backend Decoding Circuitry or Single-Chip VCD as delivered by ESS infringes a patent, copyright, or any other proprietary right, or violates a third party’s trade secret, except to the extent that the foregoing results from compliance with specifications provided by Silan, and except to the extent that the foregoing results from the combination of the ESS portions of the VCD Backend Decoding Circuitry or Single-Chip VCD with software or equipment not provided by ESS. ESS’ obligation to indemnify Silan as set forth above will be conditioned on Silan promptly (i) notifying ESS of the existence of such a claim, and (ii) cooperating as reasonably requested by ESS.
9.2          Silan shall indemnify ESS and hold it harmless, and defend ESS from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from any action by a third party against ESS that is based on any claim that the VCD Backend Decoding Circuitry or Single-Chip VCD as delivered by Silan infringes a patent, copyright, or any other proprietary right, or violates a third party’s trade secret. Silan’s obligation to indemnify ESS as set forth above will be conditioned on ESS promptly (i) notifying Silan of the existence of such a claim, and (ii) cooperating as reasonably requested by Silan.
10.            Warranties and Representations
10.1          As of the Effective Date, each party represents and warrants to the other party that it (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and (ii) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.
10.2          As of the Effective Date, each party represents and warrants to the other party that it (i) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms.

10.3          Except as otherwise described in this Agreement, each party represents and warrants to the other party that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with entry into this Agreement have been obtained.
10.4          Each party represents and warrants to the other party that the execution and delivery of this Agreement by such party and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of any applicable law or regulation or any provision of the Articles or Certificate of Incorporation or Bylaws of such party in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound.
10.5          ESS represents and warrants to Silan that ESS owns or controls all right, title and interest in and to the [****] VCD decoding circuitry and related software, firmware and hardware, the ESS brand name, and the ESS trademarks; and that ESS has the power to grant the licenses related to and within this Agreement.
11.            Limitation of Assignment
Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement without consent to a successor-in-interest upon a merger, acquisition or sale of all or substantially all of that party’s assets on condition that the assignee of this Agreement will undertake by operation of law or has agreed in writing submitted to the other party, to assume all obligations and liabilities of the assignor under or in connection with this Agreement and to be bound by the terms and conditions of this Agreement.
12.            Choice of Law And Forum
This Agreement and the performance of the parties hereunder shall be construed in accordance with and governed by the laws of the state of California, U.S.A., without respect to its conflict of law provisions. The parties hereto expressly consent, and submit themselves, to the exclusive jurisdiction of the state or federal courts of the Northern District of California, and both parties waive all defenses of lack of personal jurisdiction and forum non conveniens in that forum.
13.            Modifications
No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent provision, and no waiver shall be effective unless made in a writing signed by an authorized representative of the waiving party. No amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by authorized representatives of the parties.
14.          Entire Agreement
This Agreement contains the full and complete understanding and agreement between the parties relating to the subject matter hereof and supersedes all prior and contemporary understandings and agreements, whether oral or written, relating to such subject matter.
15.          Severability
If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision shall be affected hereby, and the remaining provisions of this Agreement shall continue in full force and effect.
****Confidential Treatment Requested.

16.          Notices
All notices permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, tele-copier, or by facsimile transmission, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as either party may specify in writing.
17.          Attorney Fees
If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the primarily prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.
18.          Nature of the Agreement
The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.
19.          Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts, individually or taken together, shall bear the signatures of all the parties hereto.
IN WITNESS, THE AUTHORIZED REPRESENTATIVES OF THE PARTIES HAVE EXECUTED THIS CONTRACT.

Hangzhou Silan Microelectronics Joint-Stock Co., Ltd.		ESS Technology, Inc.
/s/	Zheng Shao Bo	/s/	Robert Wong
Signature		Signature
By:	Zheng Shao Bo	By:	Robert Wong
	Name		Name
General Manager		VP Worldwide Sales
Title		Title